Exhibit 10.1

ACQUISITION AGREEMENT

ACQUISITION AGREEMENT made this 9th day of April 2004, by and between Immediatek, Inc., a Nevada corporation (“Buyer”), and DiscLive Inc., a Delaware corporation (the “Corporation”).

RECITALS

WHEREAS, the Corporation has an authorized capitalization of 20,000 shares, divided into 12,000 shares of common stock, par value $.001 per share, and 8,000 shares of preferred stock, par value $.001 per share, of which 2,607 shares of common stock are issued and outstanding; 223 shares of preferred stock have been designated as Series A Convertible Preferred Stock, of which all such shares are issued and outstanding; and 1,125 shares of preferred stock have been designated as Series B Convertible Preferred Stock, of which 801 such shares are issued and outstanding; and

WHEREAS, the stockholders of the Corporation listed in Exhibit A hereto (the “Stockholders”) have agreed to accept the common stock of Buyer in exchange for their shares of the Corporation so that the business of the Corporation can be continued as a wholly-owned subsidiary of Buyer.

In consideration of the mutual covenants set forth here, Buyer and the Corporation agree as follows:

Section 1.

Effect of Agreement

In accordance with the terms and conditions set forth in this Agreement, it is contemplated that the Corporation shall use commercially reasonable efforts to cause the Stockholders to exchange all their shares of the Corporation, representing all the issued and outstanding capital stock of the Corporation, for a total of 1,666,667 shares of common stock of Buyer, par value $.001 per share.  Each Stockholder is to receive the pro rata number of shares of such stock listed opposite his or her name in Exhibit A attached to this Agreement.

Section 2.

Delivery of Shares

(a)           On the date of this Agreement, the Corporation shall use commercially reasonable efforts to cause the Stockholders to deposit certificates, properly indorsed, representing the shares to be transferred by them in escrow with Vial, Hamilton, Koch & Knox, L.L.P, located at 1700 Pacific Avenue, Suite 2800, Dallas, Texas (“Vial”).

(b)           On the date of this Agreement, Buyer shall deposit in escrow with the same holder, certificates representing the shares of Buyer’s common stock to be transferred by it to the Stockholders.

(c)           All fees and expenses of the escrow agent shall be borne equally by the parties.

(d)           The parties hereto have agreed that their respective shares will be held in escrow for a period of six (6) months from the date of this Agreement. In the event an adjustment to the escrowed shares in accordance with Section 7 of this Agreement occurs, the appropriate shares will be adjusted by the party making such adjustment and delivered to the escrow agent.  Vial is hereby authorized to issue or return the appropriate shares to the party making any adjustments as described herein.  On October 8, 2004, assuming there are no adjustments, all shares of the Stockholders representing 100% of the issued and outstanding capital stock of the Corporation shall be delivered to Buyer, and the 1,666,667 shares of common stock of Buyer shall be delivered pro rata to the Stockholders, each Stockholder to receive delivery of certificates representing the number of shares of such common stock listed opposite his or its name in Exhibit A. The parties hereby agree to (i) waive any conflict of interest regarding Vial serving as the escrow agent on behalf of both the parties to facilitate the transaction herein and (ii) to indemnify and hold harmless Vial from any and all liability, causes of action, damages, expenses (including attorneys’ fees) and costs arising out of its service as an escrow agent to the parties hereto.

(e)           The stock certificates of Buyer held in the above described escrow will be held in blank until such time as the Stockholder submits to escrow agent a power of attorney or consent in a form agreeable to the parties hereto (the “Consent”), whereby the Stockholder gives the escrow agent authority to adjust the Stockholder’s shares in accordance with Section 7 of this Agreement. Upon receipt of the Stockholder’s Consent, the escrow agent will have the certificate for Stockholder’s shares reflect the Stockholder’s record ownership (including additional shares by virtue of any stock splits and dividends).  The Stockholders will not transfer their shares until released from escrow.  While the escrowed shares are held in escrow, the Stockholders shall be entitled to vote the number of shares of Buyer’s common stock held for his or its account in escrow and shall otherwise have all the rights of a shareholder of Buyer in respect thereof.

(f)            In the event of termination of this Agreement as set forth in Section 7, all stock certificates shall be returned to the parties who deposited the certificates.

Section 3.

Covenants and Representations of the Corporation

The Corporation covenants and represents as follows:

(a)           Corporate Status.  The Corporation is a duly organized corporation and in good standing under the laws of the State of Delaware and has qualified to transact business in all other states requiring qualification therein.  The Corporation has corporate power to own all of its properties and assets and to carry on its business as it is now being conducted.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated herein will not, violate any provision of any charter, by-law, mortgage, lien, lease, agreement, instrument, order, judgment or decree to which the Corporation is a party or by which the Corporation is bound, and will not violate any other restriction of any kind or character to which the Corporation is subject.  The corporate minute book of the Corporation is complete, including therein the Articles of Incorporation and By-Laws with any amendment thereto, and the meetings of directors referred to therein were duly called and held, and the minutes thereof represent all minutes of directors’ meetings heretofore held, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same.  The Corporation has no subsidiaries nor any interest in any other business enterprise.

(b)           Financial Statements.  The Corporation has heretofore delivered to Buyer the balance sheet and related statement of income covering the business and the operations for the Corporation dated December 31, 2003, and said balance sheet and related statement of income fairly represent the financial position of the Corporation as of the date thereof and the results of operations for the period covered by said statements.  The accounts receivable reflected therein represent bona fide claims against debtors for charges arising on or before the date of said balance sheet and are fully collectible, except to the extent of the bad debt reserves reflected in said balance sheet.  Since that date there has not been any material adverse change in the financial condition of the Corporation and there have been no material transactions other than in the normal course of business.  The Corporation shall deliver to Buyer as soon as possible after the execution of this Agreement, a balance sheet of the Corporation as of March 31, 2004, and income and surplus accounts of the Corporation for the three months ending on that date, all of which shall be certified by the Corporation to present fairly the financial condition of the Corporation on that date and the results of the operations for the above-mentioned period.

(c)           Title to Properties.  The Corporation has good and marketable title to its properties and assets (including, without limitation, the assets reflected in the above described balance sheet, except as subsequently sold or otherwise disposed of in the ordinary course of business), free and clear of all claims, rights, restrictions, conditions, covenants, easements, liens and encumbrances except the lien of property taxes not yet due.  The Corporation makes the following representations and warranties with regard to the following properties and assets:

(i)            The Corporation has good and marketable title to those certain trade practices approved by applicable regulatory state and/or federal agencies, trademarks and trade names as described in Exhibit B attached hereto.  The Corporation knows of no infirmities which would offset the validity of same; nor does the Corporation know of any claim by any other person, firm or corporation, which impairs, or tends to impair the value or effectiveness of said trademarks or trade names; nor does the Corporation know of any action, or threatened action by any other person, firm or corporation which infringes or tends to prohibit the trade practices approved by any applicable regulatory state and/or federal agency or to infringe said trademark or trade names, or any rights appurtenant thereto.

(ii)           The Corporation has good and marketable title to the licensing agreements described in Exhibit C attached hereto.  The Corporation knows of no infirmities which would offset the validity of same, nor does the Corporation know of any claim by any other person, firm or corporation which impairs, or tends to impair the value or effectiveness of said licensing or other agreements pertaining thereto; nor does the Corporation know of any action, or threatened action by any other person, firm or corporation which infringes or tends to infringe said licensing or other agreements, by any rights appurtenant thereto.

(iii)          The licensing agreements described in Exhibit C attached hereto are valid and subsisting agreements.  The Corporation knows of no claim, or threatened claim by any person, firm or corporation which impairs, or tends to impair the Corporation’s rights under such agreements.  The Corporation knows of no action, or threatened action which diminishes, or threatens to diminish the value of the Corporation’s rights under said agreements.

(d)           Intellectual Property.  The Corporation owns, or is licensed or otherwise possesses legally sufficient rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications there for, technology, know-how, computer software programs or applications (in both source code and object code form) and tangible or intangible proprietary information or material that are used or proposed to be used in the business of the Corporation, as currently conducted in any respect (the “Company Intellectual Property”).  Except as disclosed in Exhibit D, the Corporation has no knowledge of any infringement by any other person of any of the Company Intellectual Property owned by or exclusively licensed to the Corporation (any such licensed Company Intellectual Property being referred to herein as “Third Party Intellectual Property”), and the Corporation has not entered into any agreement to indemnify any other person against any charge or infringement of any of the Company Intellectual Property except as disclosed in Exhibit D.  To the knowledge of the Corporation, it has not violated or infringed any intellectual property right of any other person, and the Corporation has not received any written communication (including, without limitation, claims or demands) alleging that it violates or infringes the intellectual property rights of any other person.  Except as disclosed in Exhibit D and with respect to                                , as to which Buyer has been informed, the Corporation has not received any written claim or demand of any person or entity pertaining to, or any proceeding which is pending or, to the knowledge of the Corporation, threatened, that challenges the rights of the Corporation in respect to any Company Intellectual Property or operation of the business of the Corporation, or that claims that any default exists under the Company Intellectual Property.  None of the Company Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator, or other governmental entity.  The Corporation will not be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement concerning Company Intellectual

Property.  Except as set forth in Exhibit D, no claims with respect to the Company Intellectual Property, any trade secret material to the Corporation or Third Party Intellectual Property to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property by or through the Corporation are currently pending or, to the knowledge of the Corporation, are threatened by any person, (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed to use, sale or license by the Corporation infringes on any patent, trademark, trade name, service mark, copyright, or trade secret; (ii) against the use by the Corporation of any patent, trademarks, trade names, copyrights, trade secrets, technology, know-how or computer software programs and applications used in the business of the Corporation as currently conducted or as proposed to be conducted; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property or other trade secret material the Corporation; or (iv) challenging the Corporation’s license or legally enforceable right to use of the Third Party Intellectual Property.

Neither the execution and delivery of this Agreement by the Corporation nor the consummation by the Corporation of the transactions contemplated by this Agreement will result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Corporation’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any license agreement, contract or other arrangement of any nature relating to Company Intellectual Property Rights or Third Party Intellectual Property Rights.

(e)           Tax Returns.  The Corporation has timely filed or caused to be timely filed all federal, state and local tax returns for income taxes, sales taxes, withholding and all payroll taxes, property taxes, and all other taxes of every kind whatsoever required by law to have been filed, and all such tax returns are complete and accurate.  For the purpose of the preceding sentence, a return shall be deemed to be timely filed if it is filed after the date due but within any period allowed in an extension granted by the taxing authority.

The Corporation has paid or caused to be paid all taxes which have become due, whether pursuant to said returns or pursuant to any assessments or otherwise, and there is no further liability (whether or not disclosed on such returns or assessments) for any such taxes, and no interest or penalties accrued or accruing with respect thereto, except as may be set forth in the balance sheet and statements of operations referred to in Section 3(b) above.

The amounts set up as provisions for taxes on the Corporation’s balance sheet as of March 31, 2004, are sufficient for the payment of all unpaid federal, state, county and local taxes of the Corporation accrued for or applicable to the period ended on such date and all years and periods prior thereto and for which the Corporation may be liable in its own right or as transferee of the assets of, or as successor to any other corporation, association, partnership, joint venture or other entity.

(f)            Litigation.  There are no actions, suits or proceedings pending against the Corporation either in court or before any administrative board, agency or commissions and the Corporation has no notice or knowledge that any such action, suit or proceeding is threatened.

(g)           Absence of Adverse Changes.  Since the date of the balance sheet and profit and loss statement referred to in Section 3(b) hereof, the Corporation warrants and represents that the Corporation:

(i)                                     has not suffered any material adverse change in its business or financial affairs;

(ii)                                  has conducted its business in the ordinary course and has not made any unusual commitments, acquisitions, purchases or sales;

(iii)                               has not suffered any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting their properties or business;

(iv)                              has not made any declaration or setting aside or payment of any dividend or other distribution in respect of their outstanding capital stock, or any direct or indirect redemption, purchase or other acquisition of any such stock;

(v)                                 has not made any reduction or increase in compensation payable to or to become payable to any of its officers or agents or any changes in employee benefit plans.

There are no facts (either known to the Corporation or which due diligence would have disclosed) which are not set forth in this Agreement, its exhibits and other documents referred to herein and heretofore delivered to Buyer and which would have a material adverse effect on the operations of the Corporation.

(h)           Equipment.  All equipment used by the Corporation is in good repair and operating condition and conforms to all applicable ordinances and regulations.  A list of all tangible personal property owned by the Corporation is attached hereto as Exhibit E.

(i)            Material Contracts.  The full, true and complete schedule of all leases and material contracts is attached hereto marked Exhibit F and by this reference made a part hereof.  For the purpose of this section, a material contract is defined to be any contract involving a commitment in excess of $10,000 but excluding, however, insurance policies and group insurance policies of which the Corporation is a party.  With respect to insurance policies and group insurance policies to which the Corporation is a party, as well as all material contracts together with all amendments and statements thereto, upon the request of Buyer, the Corporation has made such policies and contracts available to Buyer or its duly authorized representative.  There are no material defaults nor are there any obligations of the Corporation to be performed under said material contracts.

(j)            Indebtedness and Contingent Liabilities.  The Corporation does not have any liabilities except as reflected on its balance sheet heretofore delivered to Buyer and except as incurred in the ordinary course of business since the date of said balance sheet or disclosed otherwise herein.  All liabilities of the Corporation as of the date hereof or incurred hereafter can be prepaid in full, without penalty, by the Corporation at any time.  The Corporation is not directly or indirectly liable upon or with respect to (by discount, repurchase agreement, or otherwise), or obligated in any other way to provide funds in respect of or to guarantee or assume any debtor obligation or any corporation, association, partnership, joint venture or other entity except endorsements made in the ordinary course of business in connection with the deposit of items for collection.

(k)           Indebtedness of the Corporation to Certain Persons.  The Corporation is not indebted to any of its shareholders, or to any officers or directors of the Corporation or to their respective spouses and/or children in any amount whatsoever other than for payment of salaries, compensation for services rendered and outstanding business expense reports, except as is more particularly set forth in Exhibit G attached hereto and by this reference made a part hereof.

(l)            Ownership of Stock.  Each of the Stockholders is the lawful owner and holder of the number of shares of the capital stock of the Corporation set forth opposite its name in Exhibit A and has valid and marketable title thereto, free and clear of any claims, liens, restrictions or encumbrances of or by others, and each of the Stockholders has the absolute and unrestricted right, power, authority and capacity to sell, assign and transfer his shares as herein provided, without prior consent of any other party.

(m)          Pension and Profit-Sharing Plan.  There is not presently in existence to which the Corporation is a party any profit sharing, pension or bonus plans for any of the Corporation’s officers, directors or employees.

Section 4.

Covenants and Representations of Buyer

Buyer covenants and represents as follows:

(a)           Buyer has the power and authority to enter into this Agreement.

(b)           Buyer has and will have good marketable title to the shares of its common stock that are to be delivered to the Stockholders on the closing date to the extent that the shares are already issued, and it has the power and authority under its articles of incorporation to issue common stock as are required to equal the total of 1,666,667 shares to be delivered under the terms of this Agreement.

(c)           Buyer has full right and authority and transfer and deliver the shares as provided herein; and on delivery, the Stockholders will receive good and marketable title to them, free and clear of all liens, encumbrances and claims whatsoever; and the shares are and will be validly issued, outstanding, fully paid and non-assessable.

(d)           Buyer has good and marketable title to its properties and assets (including, without limitation, the assets reflected in the above described balance sheet, except as subsequently sold or otherwise disposed of in the ordinary course of business), free and clear of all claims, rights, restrictions, conditions, covenants, easements, liens and encumbrances, except the lien of property taxes not yet due.

(e)           Tax Returns.

(i)                                     Buyer has timely filed or caused to be timely filed all federal, state and local tax returns for income taxes, sales taxes, withholding and all payroll taxes, property taxes, and all other taxes of every kind whatsoever required by law to have been filed, and all such tax returns are complete and accurate.  For the purpose of the preceding sentence, a return shall be deemed to be timely filed if it is filed after the date due but within any period allowed in an extension granted by any taxing authority.

(ii)                                  Buyer has paid or caused to be paid all taxes which have become due, whether pursuant to said returns or pursuant to any assessments or otherwise, an there is no further liability (whether or not disclosed on such returns or assessments) for any such taxes, and no interest or penalties accrued or accruing with respect thereto, except as may be set forth in the balance sheet and statements of operations referred to in this Section 4.

(iii)                               The amounts set up as provisions for taxes on the balance sheet as of December 31, 2003 are sufficient for the payment of all unpaid federal, state, county and local taxes of Buyer accrued for or applicable to the period ended on such date and all years and period prior thereto and for which Buyer may be liable in its own right or as transferee of the assets of, or as successor to any other corporation, association, partnership, joint venture or other entity.

(f)            Buyer shall use its best efforts to satisfy all conditions precedent of this Agreement.

(g)           Between the date of this Agreement and the closing date, Buyer will not, without the prior written consent of the shareholders, recapitalize, reclassify or increase to presently authorized common stock or issue additional shares of its common stock.

(h)           Commission Filings.  (i)  Buyer filed a registration statement on Form 10-SB under the Exchange Act of 1934, as amended (the “Exchange Act”), which became effective on May 14, 1999.  Since May 14, 1999 and except as set forth on Exhibit H, Buyer has timely filed with the Securities and Exchange Commission (the “Commission”) all registration statements, proxy statements, information statements and reports required to be filed pursuant to the Exchange Act.  Buyer has not filed with the Commission a certificate on Form 15 pursuant to Rule 12h-3 of the Exchange Act.

(ii)  Buyer has delivered to the Corporation true and complete copies of the registration statements, information statements and other reports (collectively, the “Buyer SEC Documents”) filed by Buyer with the Commission.  None of the Buyer SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.

(iii)    Except as set forth in Exhibit I, Buyer has not filed, and nothing has occurred with respect to which Buyer would be required to file, any report on Form 8-K since January 1, 2004.  Buyer has provided to the Corporation copies of any and all amendments or supplements to the Buyer SEC Documents filed with the Commission since January 1, 2004 and all subsequent registration statements and reports filed by Buyer subsequent to the filing of the Buyer SEC Documents with the Commission and any and all subsequent information statements, proxy statements, reports or notices filed by the Buyer with the Commission or delivered to the stockholders of Buyer.

(iv)  Buyer is not an investment company within the meaning of Section 3 of the Investment Company Act.

(v)  The shares of Buyer’s common stock are quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “ITEK.OB,” and Buyer is in compliance in all material respects with all rules and regulations of the OTC Bulletin Board applicable to it and the Buyer’s common stock.

(vi)  The Buyer has complied in all material respects with the Securities Act of 1933, as amended, the Exchange Act and all other applicable federal and state securities laws.

(i)            Financial Statements.  The balance sheets, and statements of income, changes in financial position and stockholders’ equity contained in the Buyer SEC Documents (i) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (ii) are in accordance with the books and records of the Buyer, and (iii) present fairly in all material respects the financial condition of the Buyer at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.  The financial statements included in the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 are audited by, and include the related opinions of Buyer’s independent certified public accountants.  The financial information included in the Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 are unaudited, but reflect all adjustments (including normally recurring accounts) that Buyer considers necessary for a fair presentation of such information in accordance with GAAP.

(j)            Bank Account.  Buyer has in excess of $500,000 on deposit in an interest bearing account at Silicon Valley Bank and has only used and will only use such funds in accordance with the provisions of the business plan of the Buyer previously delivered to the Corporation.

(k)           Capitalization.  As of December 31, 2003, Buyer had 22,958,218 shares of common stock issued and outstanding.  From January 1, 2004 to the date hereof, Buyer has issued an additional 3,052,867 shares of Buyer’s common stock and warrants to purchase 2,958,999 shares of Buyer’s common stock in consideration for investments received.  Buyer has no outstanding preferred stock.  Except for employee stock options, Buyer has no other outstanding securities.

Section 5.

Conditions Precedent to Closing by Buyer

Buyer’s duty to close under the terms of this Agreement is subject to the following conditions precedent:

(a)           The representations of the Corporation, as set forth in this Agreement, must be true as of the closing date, and the Corporation shall have performed all acts in accordance with its covenants as set forth in this Agreement.

(b)           As of the closing date, the Corporation shall have disclosed all material facts and transactions relating to the condition and future prospects of the Corporation, and shall have responded truthfully and completely to questions posed by the Buyer which concern such facts and transactions that the Corporation knows, or reasonably should know.

(c)           The Stockholders shall have deposited their stock of the Corporation in escrow in accordance with Section 2 of this Agreement.

(d)           During the period subsequent to December 31, 2003, the date of the balance sheet referenced in Section 3(b), to the closing date, Corporation shall not have:

(i)            Departed from customary business practices or entered into any transactions other than in the ordinary course of business;

(ii)           Made any contract not in the ordinary course of business;

(iii)          Incurred any indebtedness or liability except in the ordinary course of business;

(iv)          Sold or transferred assets, tangible or intangible, or compromised or settled any debt or claim, except in the ordinary course of business;

(v)           Mortgaged or encumbered any assets, tangible or intangible;

(vi)          Increased any salaries or compensation or any directors, officers, or agents;

(vii)         Made any substantial capital expenditures without the express written approval of Buyer;

(viii)        Forfeited or waived any rights of substantial value;

(ix)           Incurred any loss substantially greater than those customarily incurred in the ordinary course of business; or

(x)            Declared or paid any dividend or made any other distribution on or in respect of its outstanding shares of capital stock, or purchased or redeemed any of its outstanding shares of capital stock.

(e)           From the date of execution of this Agreement, Buyer, its directors, officers, agents, attorneys and auditors, shall have had the right of inspecting at reasonable times the Corporation’s properties, books, accounts, commitments and records of every kind; and, to effect this provision, the Corporation shall have cooperated fully with Buyer and its representatives, and shall have kept Buyer fully informed of the affairs of the Corporation.

(f)            All papers and proceedings under the terms of this Agreement must be acceptable to counsel for Buyer.

(g)           The resignations of those officers and directors of the Corporation whose resignations have been requested by Buyer, the names of which persons are listed in Exhibit J attached to this Agreement, shall have been furnished to Buyer.

(h)           The Stockholders shall have elected as new directors of the Corporation those persons designated by Buyer whose names are listed in Exhibit K attached to this Agreement.

(i)            This Agreement shall have been executed and delivered on behalf of the Corporation and shall constitute a legal, value and binding obligation, enforceable in accordance with its terms.

(j)            The Corporation shall have executed and delivered to Buyer the Registration Rights Agreement in the form attached hereto as Exhibit L.

Section 6.

Conditions Precedent to Closing by the Corporation

The Corporation’s duty to close under the terms of this Agreement is subject to the following conditions precedent:

(a)           The representations of Buyer, as set forth in this Agreement, must be true as of the closing date, and Buyer shall have performed all acts in accordance with its covenants as set forth in this Agreement.

(b)           Buyer shall have deposited 1,666,667 shares of its common voting stock, par value $.001 per share, in accordance with Section 2 of this Agreement.

(c)           All papers and proceedings under the terms of this Agreement must be acceptable to counsel for the Corporation.

(d)           This Agreement shall have been executed and delivered on behalf of Buyer and shall constitute a legal, valid and binding obligation, enforceable in accordance with its terms.

(e)           Buyer shall have executed and delivered to the Corporation the Registration Rights Agreement in the form attached hereto as Exhibit L, which shall provide for the registration by Buyer of the shares of Buyer’s common stock being issued to the Stockholders under this Agreement on or before the indemnity expiration period set forth in Section 7(c).

Section 7.

Indemnification; Survival

(a)           Indemnification.  Each party hereto (the “Indemnifying Party”) hereby agrees to indemnify, defend, and hold harmless the other party hereto (the “Indemnified Party”) from and against any and all losses, liabilities, obligations, damages, costs and expenses actually incurred (collectively, “Losses”) based upon, attributable to or resulting from the breach of any representation, warranty or covenant of the Indemnifying Party set forth herein, and any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys’ and other professionals’ fees and disbursements actually disbursed (collectively, “Expenses”) as a consequence of and incident to any and all Losses with respect to which indemnification is provided hereunder.

(b)           Limitation on Indemnification Obligations.  The Indemnified Party shall not be entitled to recover Losses and Expenses from the Indemnifying Party until the aggregate amount which the Indemnified Party would seek a recovery exceeds the sum of $10,000 (the “Threshold Amount”), and then the Indemnified Party may recover the Threshold Amount and any sums which are in excess of the Threshold Amount, but in no event may the Indemnified Party be entitled to recover an amount in excess of $500,000, provided, however, that the Indemnified Party may only seek recovery from the Indemnifying Party by receiving duly issued and outstanding shares of the Common Stock of the Buyer (“Indemnification Shares”) then owned or held by the Indemnifying Party, and provided, further, that for purposes of determining the amount of Indemnification Shares to be recovered by the Indemnified Party, such shares shall be valued for all claims of indemnification at $0.30 per share (subject to any subsequent stock split, stock dividend, recapitalization or similar event).

(c)           Survival of Representations and Warranties.  The parties hereto hereby agree that the representations, warranties and covenants contained in this Agreement and the obligation of the Indemnifying Party to indemnify the Indemnified Party for Losses and Expenses pursuant to this Section shall survive the execution and delivery of this Agreement and the closing date until the date that is six months after the date hereof (the “Indemnification Period”), on which date, such representations, warranties and covenants and such obligations to indemnify shall terminate.

(d)           Patent Indemnification.  Notwithstanding the foregoing provisions of this Section 7, in the event Buyer or the Corporation receives within the Indemnification Period a “cease and desist” letter or similar notice or correspondence directly from                                               or an affiliate or representative or any successors or assigns thereof (“                       “), asserting a claim against Buyer or the Corporation on the grounds that the Corporation’s technology or processes constitute patent infringement of any proprietary rights of such claimant, the Indemnification Period with respect to such matter (and only such matter) shall be extended for an additional six-month period.  Further, in the event                                    commences a legal action against the Corporation or the Buyer seeking either injunctive relief or money damages in excess of $500,000 in a federal or state court of competent jurisdiction against the Corporation or the Buyer on the grounds of any such patent infringement, which would reasonably have the effect, on the advice of counsel, of preventing the Corporation from carrying on its business in its usual and ordinary course, the Buyer shall have the right, exercisable within 10 business days after notice of any such legal action, by written notice to the Corporation, to recover all the Indemnification Shares from the Corporation (an “Unwinding”).  In the event of an Unwinding, the Buyer shall promptly assign, at no cost, all shares of the Corporation to the Stockholders in the proportions set forth on Exhibit A hereto.

Buyer agrees that, upon acquiring constructive knowledge of the commencement of any legal action by                      against the Corporation or the Buyer, it shall use commercially reasonable efforts, including, without limitation, engaging appropriate counsel, to defend the Corporation and/or the Buyer, as applicable, in such legal action, so as to allow the Corporation to carry on its business in the usual and ordinary course.  Buyer further agrees that, during the period that this provision shall be in effect, it shall not cause the Corporation to declare or pay any dividends or other distributions to Buyer or impose any management fees payable to Buyer or its affiliates upon the Corporation.

Section 8.

Termination of Agreement

If any duties or obligations of the parties to this Agreement, contemplated by this Agreement to occur or be performed before the closing date, shall have not taken place before that date, or if the conditions precedent, contemplated by this Agreement to be satisfied before the closing date, shall not have been satisfied or waived by the proper party before that date, this Agreement shall be terminated and of no further force or effect, and the parties shall be relieved of all obligations under the terms of this Agreement.  In the event of termination, the parties shall bear their own expenses incurred pursuant to this Agreement, and each of the parties shall return all documents, instrument and commercial paper transferred pursuant to the terms of this Agreement, unless otherwise provided in this Agreement, to the owner of, or the party who originally submitted, such documents, instruments or commercial paper.

Section 9.

Notices

(a)           Any notification to be given pursuant to this Agreement shall be deemed to have been given when the notification is deposited in the mails or with a telegraph company, with all charges of transmittal prepaid, and properly addressed to:

Buyer:	The Corporation:

Immediatek, Inc.	DiscLive Inc.
2435 N. Central Expressway	73 Spring Street
Suite 1610	Suite 302
Richardson, TX 75080	New York, NY 10012
Attn: Zach Bair, President	Attn: Sami Valkonen, President

(b)           Liability for any taxes mentioned in this Agreement attributable to the operations of the Corporation before the closing date, and subsequently assessed against Buyer pursuant to the transfer of the Corporation’s stock under the terms of this Agreement, shall be made known to the Corporation so that it may contest the assessment.  This notice shall be given by Buyer so as to afford the Corporation a reasonable amount of time to prepare a defense, and Buyer shall be bound by the reasonable determinations and decisions of the Corporation and its counsel, in the course of contesting any such tax liability.

Section 10.

Successors and Assigns

This Agreement and all its terms shall be binding on an inure to the benefit of the parties to this Agreement, and to their respective legal representatives, successors or assigns, as the case may be, with the same force and effect as if specifically mentioned in each instance where a party to this Agreement is named.

Section 11.

Interpretation of Agreement

(a)           This Agreement and the exhibits attached to this Agreement constitute the entire agreement between the parties concerning the transaction contemplated by this Agreement.

(b)           The transaction contemplated under the terms of this Agreement is intended to qualify as a tax-free exchange under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

(c)           Issues of formation, interpretation and performance of this Agreement are to be resolved in accordance with the laws of Texas.

(d)           Any controversy or claim arising out of or relating to this Agreement or the breach thereof, including disputes with respect to any adjustment to the escrowed shares in accordance with Section 7 of this Agreement, shall be finally settled by arbitration in either New York, New York, or Dallas, Texas in accordance with the rules, regulations and procedures of the American Arbitration Association or JAMS before one arbitrator appointed pursuant thereto.  The claimant shall elect the location of the arbitration and any counterclaim shall take place in the same venue as the original claim.  The arbitration award shall be final, shall be binding upon the parties hereto, and may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

BUYER:

IMMEDIATEK, INC.

By:
Zach Bair, President

THE CORPORATION:

DISCLIVE INC.

By:
Rich Isaacson, Chief Executive Officer